Exhibit 10.11

August 2, 2021

Re:    Waiver of Compensation

Dear Jeremy:

This letter serves to memorialize your agreement with Traeger, Inc. (together with its subsidiaries, the “Company”) regarding certain compensation-related matters relating to your Employment Agreement and, in certain cases, during the Waiver Period (each, as defined below). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Amended and Restated Employment Agreement, dated as of September 25, 2017, between you, Traeger Pellet Grills LLC and TGP Holdings LP (the “Employment Agreement”), as in effect on the date hereof.

You agree and acknowledge:

•Your annual Base Salary will be reduced from $750,000 (the “Original Base Salary”) to $0 (the “Revised Base Salary”), effective as of the closing of the Company’s initial public offering (the “Effective Date”), continuing during the Waiver Period.

•You will not be eligible to receive an annual cash bonus from the Company for 2021 or with respect to any other portion of the Waiver Period.

•During the Waiver Period, you (and your spouse and/or eligible dependents) will be eligible, at the sole cost of the Company, to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time. If the Company is otherwise unable to continue to cover you under its group health plans without violating law or incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) then, in either case, you agree that the employee-portion of the relevant premium payment(s) will be taxable to you. You also acknowledge and agree that the premium paid with respect to the Company’s life insurance plan / program may be taxable to you.

•If, during the Waiver Period, you experience a severance-qualifying termination of employment pursuant to Section 7(d) of the Employment Agreement, you will receive $0 in respect of your monthly Base Salary rate and the equity incentive awards then held by you shall be treated in accordance with the terms of the applicable award agreements and, if applicable, the Traeger, Inc. 2021 Incentive Award Plan (the “2021 Plan”). For the avoidance of doubt, you will be eligible for continued benefits as set forth in Section 7(d)(iv) of the Employment Agreement.

•That certain performance-based restricted stock unit award (the “PSU Award”) and that certain time-based restricted stock unit award (the “RSU Award”) granted to you under the 2021 Plan on or around the date hereof, together with the arrangements described in the first bullet of this letter, constitute full payment of wages earned by you for your employment with the Company and its

Exhibit 10.11
affiliates during the Waiver Period. You also agree and acknowledge that, unless otherwise determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board in its sole discretion, you will not be eligible to receive a Company long- term incentive or equity-based compensatory award prior to calendar year 2027 or, if earlier, a Change in Control (as defined in the 2021 Plan).

•References to Holdings and the Partnership Agreement (each as defined in the Employment Agreement) shall be deemed removed from the Employment Agreement.

•Effective as of the Effective Date, (i) references in the Employment Agreement to the “Board” shall refer to the Board of Directors of Traeger, Inc. and (ii) notwithstanding anything to the contrary contained in the Employment Agreement, matters pertaining to your nomination for election to the Board shall be governed by that certain Management Stockholders Agreement by and between you and Traeger, Inc., dated as of July 28, 2021.

•For purposes of the Employment Agreement, the definitions of “Cause” and “Good Reason” shall be replaced with the definitions of Cause and Good Reason set forth in the Performance-Based Restricted Stock Award Agreement relating to the PSU Award.

•The reference to “Base Salary” in Section 10 of the Employment Agreement shall be replaced with “Original Base Salary.”

•All references in the second and third sentences of Section 17 of the Employment Agreement to (i) the “State of Delaware” shall be replaced with the “State of Utah” and (ii) the “United States District Court for the District of Delaware” shall be replaced with the “United States District Court for the District of Utah.”

The “Waiver Period” shall mean the date beginning on the Effective Date and ending on the earlier of December 31, 2026 or a Change in Control.

Other than as described in this letter, all other terms and conditions of the Employment Agreement remain unchanged. You acknowledge and agree that neither any of the foregoing, nor entering into this letter, will constitute an event giving rise to “Good Reason” for purposes of the Employment Agreement or any other agreement between you and the Company.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.